Exhibit 10.18

UNITEDHEALTH GROUP

DIRECTORS’ COMPENSATION DEFERRAL PLAN

(2009 STATEMENT)

UNITEDHEALTH GROUP

DIRECTORS’ COMPENSATION DEFERRAL

PLAN (2009 STATEMENT)

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		11.4.2.	Review of Denied Claim	18
		11.4.3.	General Rules	18

	11.5.	Limitations And Exhaustion		19
		11.5.1.	Limitations	19
		11.5.2.	Exhaustion Required	19

SECTION 12.	PLAN ADMINISTRATION			19

	12.1.	Officers		19
	12.2.	Chief Executive Officer		19
	12.3.	Board Of Directors		19
	12.4.	Committee		19
	12.5.	Delegation		20
	12.6.	Conflict of Interest		20
	12.7.	Service of Process		20
	12.8.	Expenses		20
	12.9.	Certifications		20
	12.10.	Errors In Computations		20

SECTION 13.	CONSTRUCTION			21

	13.1.	Applicable Laws		21

		13.1.1.	ERISA Status	21
		13.1.2.	IRC Status	21
		13.1.3.	References to Laws	21

	13.2.	Effect on Other Plans		21
	13.3.	Disqualification		21
	13.4.	Rules of Document Construction		21
	13.5.	Choice of Law		21

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UNITEDHEALTH GROUP

DIRECTORS’ COMPENSATION DEFERRAL PLAN

(2009 STATEMENT)

SECTION 1

INTRODUCTION AND DEFINITIONS

1.1. Establishment of Plan. Effective January 1, 2002, UNITEDHEALTH GROUP INCORPORATED, a Minnesota corporation (hereinafter sometimes referred to as “UnitedHealth Group”), as plan sponsor, established a nonqualified, unfunded, deferred compensation plan for the benefit of certain members of its Board of Directors. This document reflects changes to the plan document effected by a First Amendment adopted on March 8, 2004, a Second Amendment adopted on October 31, 2006 and a Third Amendment adopted on October 29, 2007. This plan document also reflects certain additional amendments for purposes of establishing documentary compliance with Section 409A of the Internal Revenue Code of 1986 and its accompanying regulations (“Section 409A of the Code”), and to permit ongoing operational compliance with the requirements of Section 409A. For the avoidance of doubt, Pre-2004 Accounts (as defined below) are intended as a separate plan from Post-2003 Accounts (as defined below) within the meaning of Section 409A of the Code and Treasury Regulations 1.409A-1(c).

1.2. Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:

1.2.1. Account – the separate bookkeeping account established for each Participant which represents the separate unfunded and unsecured general obligation of UnitedHealth Group established with respect to each person who is a Participant in this Plan in accordance with Section 2 and which are credited to the dollar amounts specified in Sections 3 and 4 and from which are subtracted payments made pursuant to Section 8. The following accounts will be maintained under this Plan for Participants:

(a)	Pre-2004 Account – the account maintained for each Participant to which are credited the dollar amounts specified in Sections 3 and 4 for Plan Years ending on or before December 31, 2003.

(b)	Post-2003 Account – the account maintained for each Participant to which are credited the dollar amounts specified in Sections 3 and 4 for Plan Years beginning after December 31, 2003. To the extent necessary to accommodate and effect the distribution elections made by Participants pursuant to Section 8.3 and Section 8.9.2 for Plan Years beginning after December 31, 2003, separate bookkeeping sub-accounts shall be established with respect to each of the several annual forms of distribution elections and pre-selected in-service distribution elections made by Participants.

1.2.2. Annual Valuation Date – each December 31.

1.2.3. Beneficiary – a person designated by a Participant (or automatically by operation of the Plan Statement) to receive all or a part of the Participant’s Account in the event of the Participant’s death prior to full distribution thereof. A person so designated shall not be considered a Beneficiary until the death of the Participant.

1.2.4. Board Compensation – Board retainer fees, Board meeting fees and Board committee fees but not stock options or other stock-based compensation. The Committee may designate prospectively that other pay is included in Board Compensation.

SI-1

1.2.5. Board of Directors or Board – the Board of Directors of UnitedHealth Group or its successor, and any properly authorized committee of the Board of Directors.

1.2.6. Code – the Internal Revenue Code of 1986, as amended.

1.2.7. Committee – the Compensation and Human Resources Committee of the Board of Directors (also known as the “Compensation Committee”).

1.2.8. Effective Date – January 1, 2002.

1.2.9. Participant – a member of the Board of Directors of UnitedHealth Group who has elected to defer compensation under Section 3. A director who has become a Participant shall continue to be a Participant in this Plan until the date of the Participant’s death or, if earlier, the date when the Participant has received a distribution of the Participant’s entire Account.

1.2.10. Plan – the nonqualified, unfunded, deferred compensation program maintained by UnitedHealth Group for the benefit of Participants eligible to participate therein, as set forth in this Plan Statement. (As used herein, “Plan” does not refer to the document pursuant to which the Plan is maintained. That document is referred to herein as the “Plan Statement”.) The Plan shall be referred to as the “UnitedHealth Group Directors’ Compensation Deferral Plan.”

1.2.11. Plan Statement – this document entitled “UnitedHealth Group Directors’ Compensation Deferral Plan (2009 Statement)” as adopted by the Board of Directors and generally effective December 31, 2008, as the same may be amended from time to time thereafter.

1.2.12. Plan Year – the twelve (12) consecutive month period ending on any Annual Valuation Date.

1.2.13. Termination of Directorship – a complete severance of a Participant’s membership on the Board of Directors of UnitedHealth Group for any reason other than the Participant’s death. Whether a Termination of Directorship has occurred is determined under section 409A of the Code and section 1.409A-1(h) of the regulations (i.e., whether the expiration of the director’s term or his or her resignation or removal from the Board constitutes a good-faith and complete termination of the Director’s relationship with UnitedHealth Group).

1.2.14. UnitedHealth Group or UHG – UNITEDHEALTH GROUP INCORPORATED, a Minnesota corporation, or any successor thereto.

1.2.15. Valuation Date – any day that the U.S. securities markets are open and conducting business.

SECTION 2

ELIGIBILITY TO PARTICIPATE

Each member of the Board of Directors of UnitedHealth Group as of the initial adoption of this Plan who is not an employee of UnitedHealth Group or any affiliate shall be eligible to become a Participant in this Plan as of January 1, 2002. Each person who later becomes a member of the Board and is not then an employee of UnitedHealth Group or any affiliate shall be eligible to become a Participant in this Plan as of such member’s election to the Board. Each person (a) who is both a member of the Board and an employee of UnitedHealth Group or any affiliate, and (b) who later ceases to be so employed but continues as a member of the Board, shall be eligible to become a Participant in this Plan as of such cessation of employment.

SECTION 3

COMPENSATION DEFERRAL OPTION

3.1. Option to Defer Board Compensation.

3.1.1. Amount of Deferrals. Through a voice response system (or other written or electronic means) approved by the Committee, a Participant may elect to defer between (and including) 1% and 100% of such Participant’s Board Compensation for Board services for a Plan Year. The Committee may establish prospectively other percentage limits. To be effective for a Plan Year, the deferral election must be received by the Committee or its designee prior to the first day of the Plan Year (or such earlier deadline designated by the Committee or its designee); provided, however, for a person who is first elected to the Board after the beginning of the Plan Year and was not previously eligible to participate in a plan required to be aggregated with this Plan under Treasury Regulations 1.409A-1(c)(2)(i), the deferral election must be received by the Committee within 30 days after the first day of such eligibility, and, if so received, the deferral election shall apply to Board Compensation earned after the date of the election. Such deferral election shall be irrevocable and shall remain in effect until changed or rescinded. Prior to the beginning of any subsequent the Plan Year, a Participant may irrevocably elect through a voice response system (or other written or electronic means) approved by the Committee to change an earlier election by providing a new deferral election to the Committee or its designee. The new deferral election shall become effective on the first day of the subsequent Plan Year.

3.1.2. Crediting to Accounts. The Committee shall cause to be credited to the Account of each Participant the amount, if any, of such Participant’s voluntary deferrals of Board Compensation under Section 3.1.1. Such amount shall be credited as soon as administratively feasible following the time such Board Compensation would otherwise have been paid to the Participant.

3.1.3. No Matching Credits. No matching amounts shall be credited for deferrals of Board Compensation under Section 3.1.1.

3.2. Discretionary Supplements From UnitedHealth Group. Upon written notice to one or more Participants and to the Committee, the Board of Directors may (but is not required to) determine that additional amounts shall be credited to the Accounts of such Participants. Such notice shall also specify the date of such crediting. Notwithstanding Section 6, such notice may also establish vesting rules for such amounts, in which case separate Accounts shall be established for such amounts for such Participants.

3.3. Credits Limited to Outside Directors. No Participant who becomes an employee of UnitedHealth Group or any affiliate shall be eligible to receive credits under this Section 3 while such an employee.

SECTION 4

CREDITS FROM MEASURING INVESTMENTS

4.1. Designation of Measuring Investments. Through a voice response system (or other written or electronic means) approved by the Committee, each Participant shall designate the following “Measuring Investments,” which shall be used to determine the value of such Participant’s Account (until changed as provided herein):

(a)	One or more Measuring Investments for the current Account balance, and

(b)	One or more Measuring Investments for amounts that are credited to the Account in the future.

The Accounts and such Measuring Investments are specified solely as a device for computing the amount of benefits to be paid by UnitedHealth Group under the Plan, and UnitedHealth Group is not required to purchase such investments. The Measuring Investments may be revised and amended by the Committee, in its discretion, from time to time.

4.2. UnitedHealth Group Stock as Measuring Investment. The Board of Directors may (but shall not be required to) determine that the Measuring Investments available for election by Participants will include deemed (but not actual) investment in the common stock of UnitedHealth Group, valued at the closing price of the common stock of UnitedHealth Group as reported on the New York Stock Exchange composite tape on the applicable Valuation Date.

4.3. Optional Rules for Measuring Investments. The Committee may adopt rules specifying the Measuring Investments, the circumstances under which a particular Measuring Investment may be elected, or shall be automatically utilized, the minimum or maximum amount or percentage of an Account which may be allocated to a Measuring Investment, the procedures for making or changing Measuring Investment elections, the extent (if any) to which Beneficiaries of deceased Participants may make Measuring Investment elections and the effect of a Participant’s or Beneficiary’s failure to make an effective Measuring Investment election with respect to all or any portion of an Account.

4.4. Measuring Investments and Rules to be Identical to Executive Savings Plan. Unless the Committee specifies otherwise, the Measuring Investments and operational rules for this Plan shall be identical to those under the UnitedHealth Group Executive Savings Plan and any change to the Measuring Investments or operational rules under the Executive Savings Plan shall automatically apply to this Plan.

SECTION 5

OPERATIONAL RULES

5.1. Operational Rules for Deferrals. A Participant’s election to defer Board Compensation under Section 3 shall be “evergreen” and shall remain in effect until changed by the Participant for a future Plan Year as specified in Section 3.1.1.

5.2. Establishment of Accounts. There shall be established for each Participant an unfunded, bookkeeping Account which shall be adjusted each Valuation Date.

5.3. Accounting Rules. The Committee may adopt (and revise) accounting rules for the Accounts.

SECTION 6

VESTING OF ACCOUNTS

The Account of each Participant shall be fully (100%) vested and nonforfeitable at all times (except for any special vesting rules that apply to discretionary supplements of UnitedHealth Group under Section 3.2 and any early distribution penalties that may apply under Section 8).

SECTION 7

SPENDTHRIFT PROVISION

Participants and Beneficiaries shall have no power to transfer any interest in an Account nor shall any Participant or Beneficiary have any power to anticipate, alienate, dispose of, pledge or encumber the same while it is in the possession or control of UnitedHealth Group, nor shall the Committee recognize any assignment thereof, either in whole or in part, nor shall the Account be subject to attachment, garnishment, execution following judgment or other legal process (including without limitation any domestic relations order, whether or not a “qualified domestic relations order” under section 414(p) of the Code) before the Account is distributed to the Participant or Beneficiary.

The power to designate Beneficiaries to receive the Account of a Participant in the event of such Participant’s death shall not permit or be construed to permit such power or right to be exercised by the Participant so as thereby to anticipate, pledge, mortgage or encumber such Participant’s Account or any part thereof. Any attempt by a Participant to so exercise said power in violation of this provision shall be of no force and effect and shall be disregarded by the Committee.

SECTION 8

DISTRIBUTIONS

8.1. Time of Distribution to Participant.

8.1.1. General Rule. A Participant’s Account shall be distributable upon the Termination of Directorship of the Participant.

8.1.2. No Application for Distribution Required. A Participant’s Account shall be distributed automatically following the Participant’s Termination of Directorship. A Participant shall not be required to apply for distribution.

8.1.3. Distribution to Specified Employees. Notwithstanding any other provision of the Plan Statement, in the event that a Participant in the Plan is determined to be a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to procedures adopted by UnitedHealth Group), any distribution to the Participant on account of the Participant’s Termination of Directorship shall be delayed until the first day of the first month that begins six (6) months following the Termination of Directorship (or if earlier, the date of the Participant’s death) to comply with the requirements of section 409A of the Code.

8.2. Form of Distribution. As determined under the rules of Section 8.4, distribution of the Participant’s Post-2003 Account shall be made in one or more of the following forms:

(a)	Immediate Lump Sum. Distribution of the Participant’s Post-2003 Account shall be made in a single lump sum. The amount of such distribution shall be determined as soon as administratively feasible as of a Valuation Date following the Plan Year in which occurs the Participant’s Termination of Directorship and shall be actually paid to the Participant as soon as practicable after such determination (but not later than the last day of the February following the Plan Year in which occurs the Participant’s Termination of Directorship).

(b)	Installments. Distribution of the Participant’s Post-2003 Account shall be made in a series of five (5) or ten (10) annual installments. If a Participant elects to receive payment in the form of installments, then pursuant to section 409A of the Code and regulations issued thereunder (and for purposes of the re-election provisions in Section 8.4.4), the series of installment payments shall be treated as the entitlement to a single payment (rather than a series of separate payments).

(i)	In General. The amount of the first installment will be determined as soon as administratively feasible following the Plan Year in which occurs the Participant’s Termination of Directorship and the amount of future installments will be determined as soon as administratively feasible following the end of each following Plan Year. The amount of each installment shall be determined by dividing the Participant’s Post-2003 Account balance as of the Valuation Date as of which the installment is being paid, by the number of remaining installment payments to be made (including the payment being determined). Such installments shall be actually paid as soon as practicable after each such determination (but not later than the last day of February of each year when a determination occurs).

(ii)	Exception for Small Amounts. Notwithstanding the foregoing provisions of this Section 8.2(b), if the value of the Participant’s Post-2003 Account as of the Valuation Date as of which an installment payment is to be determined does not exceed Five Thousand Dollars ($5,000), the Participant’s entire Post-2003 Account shall be paid in the form of a lump sum as soon as administratively practicable after such Valuation Date (but not later than the last day of February of the year when such determination occurs). For this purpose, the value of the Post-2003 Account shall be determined after reduction for any lump sum or other payment that is also payable to such Participant as of such Valuation Date.

(c)	Five (5) Year Delay, then Lump Sum. Distribution of the Participant’s Post-2003 Account shall be made in a single lump sum payment following the fifth (5th) anniversary of the Participant’s Termination of Directorship. The amount of such distribution shall be determined as soon as administratively feasible as of a Valuation Date in the calendar year following the calendar year in which occurs the fifth (5th) anniversary of the Participant’s Termination of Directorship. Actual distribution shall be made in the calendar year of determination as soon as administratively practicable after such determination. Notwithstanding the foregoing, if the value of the Participant’s Post-2003 Account does not exceed Five Thousand Dollars ($5,000) as of the Annual Valuation Date in the Plan Year in which the Participant experienced a Termination of Directorship or any following Plan Year, the Participant’s Post-2003 Account shall be paid in a lump sum as soon as practicable after such determination (but not later than the last day of February of the year following the Annual Valuation Date); provided that payment shall only be made if the requirements of Treasury Regulations Section 1.409A-3(j)(4)(v) are satisfied.

(d)	Ten (10) Year Delay, then Lump Sum. Distribution of the Participant’s Post-2003 Account shall be made in a single lump sum payment following the tenth (10th) anniversary of the Participant’s Termination of Directorship. The amount of such distribution shall be determined as soon as administratively feasible as of a Valuation Date in the calendar year following the calendar year in which occurs the tenth (10th) anniversary of the Participant’s Termination of Directorship. Actual distribution shall be made in the calendar year of determination as soon as administratively practicable after such determination. Notwithstanding the foregoing, if the value of the Participant’s Post-2003 Account does not exceed Five Thousand Dollars ($5,000) as of the Annual Valuation Date in the Plan Year in which the Participant experienced a Termination of Directorship or any following Plan Year, the Participant’s Post-2003 Account shall be paid in a lump sum as soon as practicable after such determination (but not later than the last day of February of the year following the Annual Valuation Date); provided that payment shall only be made if the requirements of Treasury Regulations Section 1.409A-3(j)(4)(v) are satisfied.

8.3. Form Of Distribution For Pre-2004 Account. As determined under the rules of Section 8.4, distribution of the Participant’s Pre-2004 Account shall be made in one of the following forms:

(a)	Immediate Lump Sum. Distribution of the Participant’s Pre-2004 Account shall be made in a single lump sum. The amount of such distribution shall be determined as soon as administratively feasible as of a Valuation Date following the Plan Year in which occurs the Participant’s Termination of Directorship and shall be actually paid to the Participant as soon as practicable after such determination (but not later than the last day of the February following such Plan Year).

(b)	Installments. Distribution of the Participant’s Pre-2004 Account shall be made in a series of five (5) or ten (10) annual installments.

(i)	General Rule. The amount of the first installment will be determined as soon as administratively feasible following the Plan Year in which occurs the Participant’s Termination of Directorship and the amount of future installments will be determined as soon as administratively feasible following the end of each following Plan Year. The amount of each installment shall be determined by dividing the Participant’s Pre-2004 Account balance as of the Valuation Date as of which the installment is being paid, by the number of remaining installment payments to be made (including the payment being determined). Such installments shall be actually paid as soon as practicable after each such determination (but not later than the last day of the February following such Plan Year).

(ii)	Accelerated Payment. A Participant who has the installment option may, after Termination of Directorship, elect through a voice response system (or other written or electronic means) approved by the Committee to receive a cash lump sum payment of the total remaining balance of the Participant’s Pre-2004 Account (but not part thereof) for any reason; provided, however, that the Pre-2004 Account balance will be reduced by a penalty of ten percent (10%), and the Participant will receive ninety percent (90%) of the Pre-2004 Account balance. The penalty of ten percent (10%) of the Pre-2004 Account balance will be forfeited to UnitedHealth Group to be used as the Committee determines in its discretion. The amount of such distribution shall be determined as soon as administratively feasible following the receipt of the request by the Committee and shall be actually paid to the Participant as soon as practicable after such determination.

(iii)	Exception for Small Amounts. Notwithstanding the foregoing provisions of this Section 8.3(b), if the value of the Participant’s Pre-2004 Account as of the Valuation Date as of which an installment payment is to be determined does not exceed Five Thousand Dollars ($5,000), the Participant’s entire Pre-2004 Account shall be paid in the form of a lump sum as soon as administratively practicable after such Valuation Date.

(c)	Delayed Lump Sum. Distribution of the Participant’s Pre-2004 Account shall be made in a single lump sum following the tenth (10) anniversary of the Participant’s Termination of Directorship, subject to the following rules:

(i)

General Rule. The amount of such distribution shall be determined as soon as administratively feasible as of a Valuation Date following the Plan Year in which occurs the tenth (10th) anniversary of the Participant’s Termination of Directorship. Actual distribution shall be made as soon as practicable after such determination (but not later than the last day of February following such Plan Year). Notwithstanding the foregoing, if the value of the Participant’s Pre-2004 Account does not exceed Five Thousand Dollars ($5,000) as of the Annual Valuation Date in any year following the Plan Year in which the Participant experienced a Termination of Directorship or any following Plan Year, the Participant’s Pre-2004 Account shall be paid in a lump sum as soon as practicable after such determination (but not later than the last day of the February following such Plan Year).

(ii)

Immediate Accelerated Payment. A Participant who has experienced a Termination of Directorship and for whom the delayed lump sum distribution option is in effect may elect through a voice response system (or other written or electronic means) approved by the Committee to receive a lump sum distribution of the Participant’s Pre-2004 Account before the tenth (10th) anniversary of the Participant’s Termination of Directorship; provided, however, that the Pre-2004 Account balance will be reduced by a penalty of ten percent (10%), and the Participant will receive ninety percent (90%) of the Pre-2004 Account balance. The penalty of ten percent (10%) of the Pre-2004 Account balance will be forfeited to UnitedHealth Group to be used as the Committee determines in its discretion. The amount of such distribution shall be determined as soon as administratively feasible following the receipt of the request by the Committee and shall be actually paid to the Participant as soon as practicable after such determination.

(iii)

Delayed Accelerated Payment. A Participant who has elected the delayed lump sum distribution option may, after Termination of Directorship, make a one-time election through a voice response system (or other written or electronic means), approved by the Committee to receive either a lump sum distribution of the Participant’s Pre-2004 Account before the tenth (10th) anniversary of the Participant’s Termination of Directorship, or five (5) annual installments, subject to the following rules:

(A)

Any election to receive a lump sum payment before the tenth (10) anniversary of the Participant’s Termination of Directorship must be received by the Committee no later than the December 31 of the calendar year in which occurs the eighth (8th) anniversary of the Participant’s Termination of Directorship.

(B)

Any election to receive five (5) annual installments must be received by the Committee no later than the December 31 of the calendar year in which occurs the fourth (4th) anniversary of the Participant’s Termination of Directorship.

(C)

Any election to receive either a lump sum distribution of the Participant’s Pre-2004 Account before the tenth (10 th) anniversary of the Participant’s Termination of Directorship or five (5) annual installments shall not be effective until twelve (12) months after it is received by the Committee (if the Participant dies before the end of such 12-month period, such election shall not be effective).

8.4. Election of Form of Distribution by Participant.

8.4.1. Initial Enrollment. Through a voice response system (or other written or electronic means) approved by the Committee, each Participant shall elect a form of distribution at the time of initial enrollment in the Plan, subject to the following:

(a)

Forms of Distribution for Pre-2004 Accounts. If an individual was first eligible to become a Participant in the Plan prior to December 31, 2003, such Participant elected at the time of initial enrollment in the Plan whether to receive distribution of the Participant’s Pre-2004 Account (as described in Section 8.3) in either: (i) an immediate lump sum, (ii) five (5) or ten (10) annual installments, or (iii) a delayed lump sum following the tenth (10th) anniversary of the Participant’s Termination of Directorship. An initial distribution election made by a Participant for any Plan Year beginning prior to

December 31, 2003, shall remain in effect with respect to the Participant’s Pre-2004 Account for all subsequent Plan Years unless the Participant elects to change the form of distribution pursuant to the provisions of Section 8.4.4. An initial distribution election made by a Participant for any Plan Year beginning prior to December 31, 2003, shall remain in effect with respect to the Participant’s Post-2003 Account for all Plan Years beginning on or after January 1, 2004, unless, prior to a subsequent Plan Year, the Participant files a new distribution election for the Participant’s Post-2003 Account with the Committee in accordance with the provisions of Section 8.4.3.

(b)

Forms of Distribution for Post-2003 Account. If an individual is first eligible to become a Participant in this Plan after December 31, 2003, such Participant shall elect at the time of initial enrollment in the Plan whether distribution of the Participant’s Post-2003 Account shall be made (as described in Section 8.2) in either: (i) an immediate lump sum, (ii) five (5) or ten (10) annual installments, or (iii) a delayed lump sum following the fifth (5th) or tenth (10th) anniversary of the Participant’s Termination of Directorship. Such distribution election shall remain in effect with respect to the Participant’s Post-2003 Account for all subsequent Plan Years unless, prior to a subsequent Plan Year, the Participant files a new distribution election for the Participant’s Post-2003 Account with the Committee in accordance with the provisions of Section 8.4.3.

8.4.2. Default Election of Form of Distribution. If a Participant fails to elect a form of distribution, such Participant shall be deemed to have elected that distribution be made in an immediate lump sum as described in Section 8.2(a) or Section 8.3(a).

8.4.3. Separate Distributions Elections Permitted Each Plan Year for Post-2003 Account. Any initial or default distribution election made by a Participant with respect to the Participant’s Post-2003 Account shall remain in effect with respect to the Participant’s Post-2003 Account for all subsequent Plan Years unless, prior to a subsequent Plan Year, the Participant files a new distribution election for the Participant’s Post-2003 Account electing a different form of distribution for that portion of the Participant’s Post-2003 Account attributable to deferrals for such subsequent Plan Year (and any investment gains or losses on such deferrals). Through a voice response system (or other written or electronic means) approved by the Committee, a Participant may elect a different form of distribution for that portion of the Participant’s Post-2003 Account attributable to deferrals for a subsequent Plan Year (and any investment gains or losses on such deferrals). To be effective for deferrals for a Plan Year, the new distribution election must be received by the Committee or its designee prior to the first day of the Plan Year (or such earlier deadline designated by the Committee or its designee). If a Participant files a new distribution election with respect to the Participant’s Post-2003 Account with the Committee pursuant to this Section 8.4.3, such distribution election shall remain in effect for all subsequent Plan Years unless, prior to a subsequent Plan Year, the Participant files with the Committee another distribution election for the Participant’s Post-2003 Account electing a different form of distribution for that portion of the Participant’s Post-2003 Account attributable to deferrals for such subsequent Plan Year (and any investment gains or losses in such deferrals).

8.4.4. Periodic Re-Election. Through a voice response system (or other written or electronic means) approved by the Committee, initial and default distribution elections may be changed by the Participant from time to time, subject to the following:

(a)	For Pre-2004 Accounts. Each subsequent distribution election filed with respect to the Participant’s Pre-2004 Account shall supersede all prior distribution elections filed with respect to the Participant’s Pre-2004 Account and shall be effective as to the Participant’s entire Pre-2004 Account as if the new distribution election had been made at the time of the Participant’s initial enrollment

(b)

For Post-2003 Accounts. Each subsequent distribution election filed with respect to the Participant’s Post-2003 Account shall supersede all prior distribution elections filed with respect to such specified portion of the Participant’s Post-2003 Account and shall be effective as to the specified portion of the Participant’s Post-2003 Account. If, however, the subsequent distribution election does not have the effect of delaying payment of the lump sum (or, in the case of installments, the installment commencement date (i.e., the date the first installment in the stream of installment payments is scheduled to be paid) under the prior election for at least five (5) years, such distribution election shall be disregarded as if it had never been filed (and the prior effective distribution election shall be given effect).

(c)	In General. Notwithstanding the foregoing, any new distribution election shall be disregarded as if it had never been filed (and the prior effective distribution election shall be given effect) unless the distribution election:

(i)	is filed by a Participant who is still performing Board services,

(ii)	is filed with the Committee at least twelve (12) months before the Participant’s scheduled distribution date following the Participant’s Termination of Directorship or, if applicable, the Participant’s specified payment date,

(iii)	is filed at least twelve (12) months after the initial distribution election for the Participant’s Pre-2004 Account (or, if one or more prior changes has been filed, at least twelve (12) months after the latest of such changes was filed), or is filed at least twelve (12) months after the initial distribution election for the specified portion of the Participant’s Post-2003 Account (or, if one or more prior changes has been filed, at least twelve (12) months after the latest of such changes was filed), and

(iv)	if the new distribution election is filed with respect to the Participant’s Post-2003 Account, such election shall not take effect until at least twelve (12) months after the date it is filed with the Committee.

No spouse, former spouse, Beneficiary or other person shall have any right to participate in the Participant’s decision to revise distribution elections. Notwithstanding the foregoing, the Committee shall interpret all provisions of this Plan relating to the change of any distribution election with respect to the Participant’s Post-2003 Account in a manner that is consistent with section 409A of the Code and the regulations and other guidance issued thereunder. Accordingly, if the Committee determines that a requested revision to a distribution election is inconsistent with section 409A of the Code or other applicable tax law, the request shall not be effective.

8.5. Payment to Beneficiary Upon Death of Participant.

8.5.1. Payment to Beneficiary When Death Occurs Before Termination of Directorship. If a Participant dies before Termination of Directorship, such Participant’s Beneficiary will receive payment of the Participant’s Account at the same time and in the same form the Participant would have received if the Participant had experienced a Termination of Directorship on the date of death.

8.5.2. Payment to Beneficiary When Death Occurs After Termination of Directorship. If a Participant dies after a Termination of Directorship, the Participant’s Beneficiary shall receive distribution of the Participant’s Account at the same time and in the same form the Participant would have received if the Participant had survived.

8.5.3. Election of Measuring Investments by Beneficiaries. A Beneficiary of a deceased Participant shall generally have the same rights to designate Measuring Investments for the Participant’s Account that Participants have under Section 4. The Committee may adopt (and revise) rules to govern designations of Measuring Investments by Beneficiaries. Unless changed by the Committee, the following rules shall apply:

(a)	The Measuring Investments for the Account of a deceased Participant shall not be changed until the Beneficiary so determines.

(b)	If a deceased Participant has more than one Beneficiary, the unanimous consent of all Beneficiaries shall be required to change Measuring Investments for such Participant’s Account.

8.6. Designation of Beneficiaries.

8.6.1. Right to Designate. Each Participant may designate, upon forms to be furnished by and filed with the Committee (or through other means approved by the Committee), one or more primary Beneficiaries or alternative Beneficiaries to receive all or a specified part of such Participant’s Account in the event of such Participant’s death. The Participant may change or revoke any such designation from time to time without notice to or consent from any Beneficiary. No such designation, change or revocation shall be effective unless executed by the Participant and received by the Committee during the Participant’s lifetime.

8.6.2. Failure of Designation. If a Participant:

(a)	fails to designate a Beneficiary,

(b)	designates a Beneficiary and thereafter revokes such designation without naming another Beneficiary, or

(c)	designates one or more Beneficiaries and all such Beneficiaries so designated fail to survive the Participant,

such Participant’s Account, or the part thereof as to which such Participant’s designation fails, as the case may be, shall be payable to the first class of the following classes of automatic Beneficiaries in which a member survives the Participant and (except in the case of surviving issue) in equal shares if there is more than one member in such class surviving the Participant:

(i)	Participant’s surviving spouse;

(ii)	Participant’s surviving issue per stirpes and not per capita;

(iii)	Participant’s surviving parents;

(iv)	Participant’s surviving brothers and sisters; and

(v)	Representative of Participant’s estate.

8.6.3. Disclaimers by Beneficiaries. A Beneficiary entitled to a distribution of all or a portion of a deceased Participant’s Account may disclaim an interest therein subject to the following requirements. To be eligible to disclaim, a Beneficiary must be a natural person, must not have received a distribution of all or any portion of the Account at the time such disclaimer is executed and delivered, and must have attained at least age twenty-one (21) years as of the date of the Participant’s death. Any disclaimer must be in writing and must be executed personally by the Beneficiary before a notary public. A disclaimer shall state that the Beneficiary’s entire interest in the undistributed Account is disclaimed or shall specify what portion thereof is disclaimed. To be effective, duplicate original executed copies of the disclaimer must be both executed and actually delivered to the Committee after the date of the Participant’s death but not later than nine (9) months after the date of the Participant’s death. A disclaimer shall be irrevocable when delivered to the Committee. A disclaimer shall be considered to be delivered to the Committee only when actually received by the Committee. The Committee shall be the sole judge of the content, interpretation and validity of a purported disclaimer. Upon the filing of a valid disclaimer, the Beneficiary shall be considered not to have survived the Participant as to the interest disclaimed. A disclaimer by a Beneficiary shall not be considered to be a transfer of an interest in violation of any other provisions under this Plan. No other form of attempted disclaimer shall be recognized by the Committee.

8.6.4. Definitions. When used herein and, unless the Participant has otherwise specified in the Participant’s Beneficiary designation, when used in a Beneficiary designation, “issue” means all persons who are lineal descendants of the person whose issue are referred to, subject to the following:

(a)	a legally adopted child and the adopted child’s lineal descendants always shall be lineal descendants of each adoptive parent (and of each adoptive parent’s lineal ancestors);

(b)	a legally adopted child and the adopted child’s lineal descendants never shall be lineal descendants of any former parent whose parental rights were terminated by the adoption (or of that former parent’s lineal ancestors); except that if, after a child’s parent has died, the child is legally adopted by a stepparent who is the spouse of the child’s surviving parent, the child and the child’s lineal descendants shall remain lineal descendants of the deceased parent (and the deceased parent’s lineal ancestors);

(c)	if the person (or a lineal descendant of the person) whose issue are referred to is the parent of a child (or is treated as such under applicable law) but never received the child into that parent’s home and never openly held out the child as that parent’s child (unless doing so was precluded solely by death), then neither the child nor the child’s lineal descendants shall be issue of the person.

“Child” means an issue of the first generation; “per stirpes” means in equal shares among living children of the person whose issue are referred to and the issue (taken collectively) of each deceased child of such person, with such issue taking by right of representation of such deceased child; and “survive” and “surviving” mean living after the death of the Participant.

8.6.5. Special Rules. Unless the Participant has otherwise specified in the Participant’s Beneficiary designation, the following rules shall apply:

(a)	If there is not sufficient evidence that a Beneficiary was living at the time of the death of the Participant, it shall be deemed that the Beneficiary was not living at the time of the death of the Participant.

(b)	The automatic Beneficiaries specified in Section 8.5.2 and the Beneficiaries designated by the Participant shall become fixed at the time of the Participant’s death so that, if a Beneficiary survives the Participant but dies before the receipt of all payments due such Beneficiary hereunder, such remaining payments shall be payable to the representative of such Beneficiary’s estate.

(c)	If the Participant designates as a Beneficiary the person who is the Participant’s spouse on the date of the designation, either by name or by relationship, or both, the dissolution, annulment or other legal termination of the marriage between the Participant and such person shall automatically revoke such designation. (The foregoing shall not prevent the Participant from designating a former spouse as a Beneficiary on a form executed by the Participant and received by the Committee after the date of the legal termination of the marriage between the Participant and such former spouse, and during the Participant’s lifetime.)

(d)	Any designation of a nonspouse Beneficiary by name that is accompanied by a description of relationship to the Participant shall be given effect without regard to whether the relationship to the Participant exists either then or at the Participant’s death.

(e)	Any designation of a Beneficiary only by statement of relationship to the Participant shall be effective only to designate the person or persons standing in such relationship to the Participant at the Participant’s death.

The Committee shall be the sole judge of the content, interpretation and validity of a purported Beneficiary designation.

8.7. Death Prior to Full Distribution. If, at the death of the Participant, any payment to the Participant was due or otherwise pending but not actually paid, the amount of such payment shall be included in the Account which is payable to the Beneficiary (and shall not be paid to the Participant’s estate, unless the Participant’s estate is the Beneficiary as determined under Section 8.6.2).

8.8. Facility of Payment. In case of minority, incapacity or legal disability of a Participant or Beneficiary entitled to receive any distribution under this Plan, payment shall be made, if the Committee shall be advised of the existence of such condition:

(a)	to the court-appointed guardian or conservator of such Participant or Beneficiary, or

(b)	if there is no court-appointed guardian or conservator, to the lawfully authorized representative of the Participant or Beneficiary (and the Committee, in its sole discretion, shall determine whether a person is a lawfully authorized representative for this purpose), or

(c)	to an institution entrusted with the care or maintenance of the incapacitated or disabled Participant or Beneficiary, provided such institution has satisfied the Committee, in its sole discretion, that the payment will be used for the best interest and assist in the care of such Participant or Beneficiary, and provided further, that no prior claim for said payment has been made by a person described in (a) or (b) above.

Any payment made in accordance with the foregoing provisions of this section shall constitute a complete discharge of any liability or obligation of UnitedHealth Group therefor.

8.9. In-Service Distributions.

8.9.1. Pre-Selected In-Service Distributions From Pre-2004 Account. Each Participant who initially enrolled in the Plan prior to January 1, 2004, had a one-time opportunity, when initially enrolling in the Plan, to elect one (1) or more pre-selected in-service distribution dates for all or a portion of the Participant’s Pre-2004 Account, subject to the following rules:

(a)	Such election shall be made through a voice response system (or other written or electronic means) approved by the Committee.

(b)	No such distribution will be made from the Participant’s Pre-2004 Account before the January 1 of the calendar year that follows the third full Plan Year after the Participant first enrolled in the Plan.

(c)	Only one such in-service distribution from the Participant’s Pre-2004 Account will be made in any Plan Year.

(d)	The minimum amount of such in-service distribution from the Participant’s Pre-2004 Account is One Thousand Dollars ($1,000).

(e)	Through a voice response system (or other written or electronic means) approved by the Committee, the Participant may request to postpone any pre-selected in-service distribution date. A pre-selected in-service distribution date may be postponed only once. The Participant must file the extension request with the Committee at least twelve (12) months before the scheduled date of distribution.

(f)	Through a voice response system (or other written or electronic means) approved by the Committee, the Participant may request that a pre-selected in-service distribution date be cancelled (whether or not previously extended). The Participant must file the cancellation request with the Committee at least twelve (12) months before the scheduled date of distribution.

(g)	The distribution amount shall be determined as soon as administratively feasible on or after the pre-selected distribution date and shall be actually paid as soon as practicable after such determination.

(h)	If the Participant dies or experiences a Termination of Directorship before the scheduled pre-selected in-service distribution date, no distribution shall be made on such date.

8.9.2. Pre-Selected In-Service Distributions from Post-2003 Account. Each Participant has the opportunity, when enrolling in the Plan for each Plan Year beginning on or after January 1, 2004, to elect one (1) or more pre-selected in-service distribution dates for all or a portion of the Participant’s Post-2003 Account attributable to deferrals for such Plan Year (and any investment gains or losses on such deferrals), subject to the following rules:

(a)	Such election shall be made through a voice response system (or other written or electronic means) approved by the Committee.

(b)	No such distribution will be made before the January 1 of the calendar year that follows the third full Plan Year after the Participant was first eligible to elect a pre-selected in-service distribution from that portion of the Participant’s Post-2003 Account attributable to deferrals for such Plan Year and any subsequent investment gains or losses on such deferrals (e.g., the earliest pre-selected in-service distribution date for any deferrals made in 2004 is January 1, 2007).

(c)	A Participant may receive more than one (1) pre-selected in-service distribution from the Participant’s Post-2003 Account in any Plan Year but only if each distribution is attributable to deferrals for different Plan Years. Only one (1) pre-selected in-service distribution may be made in any Plan Year from that portion of the Participant’s Post-2003 Account attributable to deferrals for the same Plan Year.

(d)	The Participant who elects a pre-selected in-service distribution date and subsequently experiences a Termination of Directorship will receive such in-service distribution, if the in-service distribution date is prior to the distribution of the Participant’s total Post-2003 Account.

(e)	The minimum amount of any pre-selected in-service distribution from the Participant’s Post-2003 Account is One Thousand Dollars ($1,000).

(f)	Through a voice response system (or other written or electronic means) approved by the Committee, the Participant may elect to postpone any pre-selected in-service distribution date for at least five (5) years. A pre-selected in-service distribution may be postponed only once. The Participant must file the election with the Committee at least twelve (12) months before the original scheduled date of distribution. Such election shall not take effect until at least twelve (12) months after the date it is filed with the Committee.

(g)	A Participant may not cancel any pre-selected in-service distribution from the Participant’s Post-2003 Account.

(h)	The distribution amount shall be determined as soon as administratively feasible on or after the pre-selected distribution date and shall be actually paid as soon as practicable after such determination (and in any event within the same calendar year as the pre-selected distribution date).

8.9.3. On Demand In-Service Distributions.

(a)	Election. Through a voice response system (or other written or electronic means) approved by the Committee, a Participant may elect to receive all or a portion of such Participant’s Pre-2004 Account prior to Termination of Directorship for any reason; provided, however, that the requested distribution amount will be reduced by a penalty equal to ten percent (10%) of the requested amount, and the Participant will receive ninety percent (90%) of the requested amount. The penalty of ten percent (10%) of the requested amount will be forfeited to UnitedHealth Group to be used as the Committee determines in its discretion. A Participant may not elect to receive an on demand in-service distribution of any portion of the Participant’s Post-2003 Account.

(b)	Distribution Amount. The minimum amount of such distribution is One Thousand Dollars ($1,000). The amount of such distribution shall be determined as soon as administratively feasible as of a Valuation Date following the receipt of the request by the Committee or its designee and shall be actually paid to the Participant as soon as practicable after such determination.

8.9.4. In-Service Distribution for Unforeseeable Emergency. A Participant who has incurred an unforeseeable emergency may request an in-service distribution from the Participant’s Account if the Committee determines that such distribution is for one of the purposes described in (b) below and the conditions in (b) below have been satisfied.

(a)	Election. A Participant may elect in writing to receive distribution of all or part of the Participant’s Account prior to a Termination of Directorship to alleviate an unforeseeable emergency (as defined in (b) below). A Beneficiary of a deceased Participant may also request an early distribution for an unforeseeable emergency.

(b)	Unforeseeable Emergency Defined. For purposes of this Section, an “unforeseeable emergency” means a severe financial hardship to the Participant resulting from:

(i)	a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in section 152 of the Code, without regard to sections 152(b)(1), 152(b)(2) and 152(d)(1)(B) of the Code),

(ii)	the loss of the Participant’s property due to casualty, or

(iii)	other similar extraordinary and unforeseeable emergency circumstances arising as a result of events beyond the control of the Participant.

Whether a Participant is faced with an unforeseeable emergency will be determined based on the relevant facts and circumstances. If a severe financial hardship is or may be relieved either (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or (iii) by cessation of deferrals under this Plan (at the earliest possible date otherwise permitted under this Plan) or any 401(k) plan, then the hardship shall not constitute an unforeseeable emergency for purposes of this Plan.

(c)	Distribution Amount. The amount of such distribution is limited to the amount reasonably necessary to satisfy the unforeseeable emergency. The amount of such distribution shall be determined as soon as administratively feasible following the receipt and approval of the request by the Committee or its designee and shall be actually paid as soon as practicable after such approval (and in any event within 30 days after such approval).

(d)	Suspension Rule. If a Participant receives a distribution due to an unforeseeable emergency, the Participant’s deferrals under Section 3 will cease as soon as administratively practicable following the date such distribution is made. The Participant may not again elect to defer compensation under this Plan until the enrollment period for the Plan Year that begins at least six (6) months after such distribution.

8.10. Distributions in Cash. All distributions from this Plan shall be made in cash.

SECTION 9

FUNDING OF PLAN

9.1. Unfunded Plan. The obligation of UnitedHealth Group to make payments under the Plan constitutes only the unsecured (but legally enforceable) promises of UnitedHealth Group to make such payments. No Participant shall have any lien, prior claim or other security interest in any property of UnitedHealth Group. UnitedHealth Group shall have no obligation to establish or maintain any fund, trust or account (other than a bookkeeping account) for the purpose of funding or paying the benefits promised under the Plan. If such a fund, trust or account is established, the property therein shall remain the sole and exclusive property of UnitedHealth Group. UnitedHealth Group shall be obligated to pay the cost of the Plan out of its general assets. All references to accounts, accruals, gains, losses, income, expenses, payments, custodial funds and the like are included merely for the purpose of measuring the obligation of UnitedHealth Group to Participants in the Plan and shall not be construed to impose on UnitedHealth Group the obligation to create any separate fund for purposes of the Plan.

9.2. Corporate Obligation. Neither any officer of UnitedHealth Group nor any member of the Committee in any way secures or guarantees the payment of any benefit or amount which may become due and payable hereunder to or with respect to any Participant. Each Participant and other person entitled at any time to payments hereunder shall look solely to the assets of UnitedHealth Group for such payments as an unsecured, general creditor. After benefits have been paid to or with respect to a Participant and such payment purports to cover in full the benefit hereunder, such former Participant or other person or persons, as the case may be, shall have no further right or interest in any other Plan assets. No person shall be under any liability or responsibility for failure to effect any of the objectives or purposes of this Plan by reason of the insolvency of UnitedHealth Group.

SECTION 10

AMENDMENT AND TERMINATION

10.1. Amendment and Termination. The Committee may unilaterally amend the Plan Statement prospectively, retroactively or both, at any time and for any reason deemed sufficient by it without notice to any person affected by this Plan, and the Board of Directors may terminate this Plan both with regard to persons receiving benefits and persons expecting to receive benefits in the future; provided, however, that:

(a)	No Reduction or Delay. The benefit, if any, payable to or with respect to a Participant, whether or not the Participant has had a Termination of Directorship as of the effective date of such amendment, shall not be, without the written consent of the Participant, diminished or delayed by such amendment.

(b)	Cash Lump Sum Payment. To the extent permissible under section 409A of the Code and related Treasury regulations and guidance, if the Board of Directors terminates the Plan completely with respect to all Participants, the Board shall have the right, in its sole discretion, and notwithstanding any elections made by Participants, to immediately pay all benefits in a lump sum following such Plan termination or to pay all benefits on any other accelerated payment schedule that is permissible under section 409A of the Code.

10.2. No Oral Amendments. No oral representation concerning the interpretation or effect of the Plan Statement shall be effective to amend the Plan Statement. No amendment of the Plan Statement shall be effective unless it is in writing and signed on behalf of the Committee by a person authorized to execute such writing. No termination of the Plan shall be effective unless it is in writing and signed on behalf of the Board of Directors by a person authorized to execute such writing.

10.3. Plan Binding On Successors. UnitedHealth Group shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of UnitedHealth Group), by agreement, to expressly assume and agree to perform this Plan Statement in the same manner and to the same extent that UnitedHealth Group would be required to perform it if no such succession had taken place.

SECTION 11

DETERMINATIONS — RULES AND REGULATIONS

11.1. Determinations. The Committee shall make such determinations as may be required from time to time in the administration of the Plan. The Committee shall have the discretionary authority and responsibility to interpret and construe the Plan Statement and to determine all factual and legal questions under the Plan, including but not limited to the entitlement of Participants and Beneficiaries, and the amounts of their respective interests. Each interested party may act and rely upon all information reported to them hereunder and need not inquire into the accuracy thereof, nor be charged with any notice to the contrary.

11.2. Rules and Regulations. Any rule not in conflict or at variance with the provisions hereof may be adopted by the Committee.

11.3. Method of Executing Instruments. Information to be supplied or written notices to be made or consents to be given by the Committee pursuant to any provision of the Plan Statement may be signed in the name of the Committee by any officer who has been authorized to make such certification or to give such notices or consents.

11.4. Claims Procedure. The claims procedure set forth in this Section 11.4 shall be the exclusive administrative procedure for the disposition of claims for benefits arising under the Plan.

11.4.1. Original Claim. Any person may, if he or she so desires, file with the Committee a written claim for benefits under the Plan. Within ninety (90) days after the filing of such a claim, the Committee shall notify the claimant in writing whether the claim is upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred eighty (180) days from the date the claim was filed) to reach a decision on the claim. If the claim is denied in whole or in part, the Committee shall state in writing:

(a)	the specific reasons for the denial;

(b)	the specific references to the pertinent provisions of the Plan Statement on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	an explanation of the claims review procedure set forth in this section.

11.4.2. Review of Denied Claim. Within sixty (60) days after receipt of notice that the claim has been denied in whole or in part, the claimant may file with the Committee a written request for a review and may, in conjunction therewith, submit written issues and comments. Within sixty (60) days after the filing of such a request for review, the Committee shall notify the claimant in writing whether, upon review, the claim was upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred twenty (120) days from the date the request for review was filed) to reach a decision on the request for review. If the claimant wishes to seek further review of the Committee’s decision upon review, the claimant shall submit the claim (or dispute or complaint) to binding arbitration pursuant to the rules of the American Arbitration Association. This is the only right a complainant has for further consideration. The matter must be submitted to binding arbitration within one (1) year of receipt of notice of the Committee’s final decision upon review. The arbitrators shall have no power to award any punitive or exemplary damages or to vary or ignore the provisions of the Plan Statement and shall be bound by controlling law.

11.4.3. General Rules.

(a)	No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the claims procedure. The Committee may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the Committee upon request.

(b)	All decisions on original claims and all decisions on requests for a review of denied claims shall be made by the Committee.

(c)	The Committee may, in its discretion, hold one or more hearings on a claim or a request for a review of a denied claim.

(d)	A claimant may be represented by a lawyer or other representative (at the claimant’s own expense), but the Committee reserves the right to require the claimant to furnish written authorization. A claimant’s representative shall be entitled, upon request, to copies of all notices given to the claimant.

(e)	The decision of the Committee on a claim and a decision of the Committee on a request for a review of a denied claim shall be served on the claimant in writing. If a decision or notice is not received by a claimant within the time specified, the claim or request for a review of a denied claim shall be deemed to have been denied.

(f)	Prior to filing a claim or a request for a review of a denied claim, the claimant or his or her representative shall have a reasonable opportunity to review a copy of the Plan Statement and all other pertinent documents in the possession of the Committee.

(g)	The Committee may permanently or temporarily delegate its responsibilities under this claims procedure to an individual or a committee of individuals.

11.5. Limitations And Exhaustion.

11.5.1. Limitations. No claim shall be considered under these administrative procedures unless it is filed with the Committee within one (1) year after the claimant knew (or reasonably should have known) of the principal facts on which the claim is based. Every untimely claim shall be denied by the Committee without regard to the merits of the claim. No legal action (whether arising under any statute or non-statutory law) may be brought by any claimant on any matter pertaining to the Plan unless the legal action is commenced in the proper forum before the earlier of:

(a)	two (2) years after the claimant knew (or reasonably should have known) of the principal facts on which the claim is based, or

(b)	ninety (90) days after the claimant has exhausted these administrative procedures.

Knowledge of all facts that a Participant knew (or reasonably should have known) shall be imputed to each claimant who is or claims to be a Beneficiary of the Participant (or otherwise claims to derive an entitlement by reference to a Participant) for the purpose of applying the one (1) year and two (2) year periods.

11.5.2. Exhaustion Required. The exhaustion of these administrative procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(a)	no claimant shall be permitted to commence any legal action relating to any such claim or dispute (whether arising under any statute or non-statutory law) unless a timely claim has been filed under these administrative procedures and these administrative procedures have been exhausted; and

(b)	in any such legal action all explicit and implicit determinations by the Committee (including, but not limited to, determinations as to whether the claim was timely filed) shall be afforded the maximum deference permitted by law.

SECTION 12

PLAN ADMINISTRATION

12.1. Officers. Except as hereinafter provided, functions generally assigned to UnitedHealth Group shall be discharged by its officers or delegated and allocated as provided herein.

12.2. Chief Executive Officer. Except as hereinafter provided, the Chief Executive Officer of UnitedHealth Group may delegate or redelegate and allocate and reallocate to one or more persons or to a committee of persons jointly or severally, and whether or not such persons are directors, officers or employees, such functions assigned to UnitedHealth Group generally hereunder as he or she may from time to time deem advisable.

12.3. Board Of Directors. Notwithstanding the foregoing, the Board of Directors shall have the sole authority to terminate the Plan.

12.4. Committee. The Committee shall:

(a)	keep a record of all its proceedings and acts and keep all books of account, records and other data as may be necessary for the proper administration of the Plan; notify UnitedHealth Group of any action taken by the Committee and, when required, notify any other interested person or persons;

(b)	determine from the records of UnitedHealth Group the compensation, status and other facts regarding Participants;

(c)	prescribe forms to be used for distributions, notifications, etc., as may be required in the administration of the Plan;

(d)	set up such rules, applicable to all Participants similarly situated, as are deemed necessary to carry out the terms of this Plan Statement;

(e)	perform all other acts reasonably necessary for administering the Plan and carrying out the provisions of this Plan Statement and performing the duties imposed on it by the Board of Directors;

(f)	resolve all questions of administration of the Plan not specifically referred to in this section;

(g)	provide adequate notice in writing to any claimant whose claim for benefits under the Plan has been denied, setting forth the specific reasons for such denial, written in a manner calculated to be understood by the claimant; and

(h)	delegate or redelegate to one or more persons, jointly or severally, and whether or not such persons are members of the Committee or employees of UnitedHealth Group, such functions assigned to the Committee hereunder as it may from time to time deem advisable.

If there shall at any time be three (3) or more members of the Committee serving hereunder who are qualified to perform a particular act, the same may be performed, on behalf of all, by a majority of those qualified, with or without the concurrence of the minority. No person who failed to join or concur in such act shall be held liable for the consequences thereof.

12.5. Delegation. The Board of Directors and the members of the Committee shall not be liable for an act or omission of another person with regard to a responsibility that has been allocated to or delegated to such other person pursuant to the terms of the Plan Statement or pursuant to procedures set forth in the Plan Statement.

12.6. Conflict of Interest. If any individual to whom authority has been delegated or redelegated hereunder shall also be a Participant in the Plan, such Participant shall have no authority with respect to any matter specially affecting such Participant’s individual rights hereunder (as distinguished from the rights of all Participants and Beneficiaries or a broad class of Participants and Beneficiaries), all such authority being reserved exclusively to other individuals as the case may be, to the exclusion of such Participant, and such Participant shall act only in such Participant’s individual capacity in connection with any such matter.

12.7. Service of Process. In the absence of any designation to the contrary by the Committee, the General Counsel of UnitedHealth Group is designated as the appropriate and exclusive agent for the receipt of process directed to this Plan in any legal proceeding, including arbitration, involving the Plan.

12.8. Expenses. The expenses of administering this Plan shall be payable out of the trust fund, if any, established for this Plan except to the extent that UnitedHealth Group, in its discretion, directly pays the expenses. If no such trust fund exists, UnitedHealth Group shall pay such expenses.

12.9. Certifications. Information to be supplied or written notices to be made or consents to be given by the Committee pursuant to any provision of this Plan Statement may be signed in the name of the Committee by any officer who has been authorized to make such certification or to give such notices or consents.

12.10. Errors In Computations. UnitedHealth Group shall not be liable or responsible for any error in the computation of the Account or the determination of any benefit payable to or with respect to any Participant resulting from any misstatement of fact made by the Participant or by or on behalf of any survivor to whom such benefit shall be payable, directly or indirectly, to UnitedHealth Group and used by the Committee in determining the benefit. The Committee shall not be obligated or required to increase the benefit payable to or with respect to such Participant which, on discovery of the misstatement, is found to be understated as a result of such misstatement of the Participant. However, the benefit of any Participant which is overstated by reason of any such misstatement or any other reason shall be reduced to the amount appropriate in view of the truth (and to recover any prior overpayment).

SECTION 13

CONSTRUCTION

13.1. Applicable Laws.

13.1.1. ERISA Status. Since no employee of UnitedHealth Group or any affiliate may actively participate in this Plan (see Sections 2 and 3.3), this Plan is not subject to regulation under the Employee Retirement Income Security Act of 1974 (“ERISA”).

13.1.2. IRC Status. The Plan is intended to be a nonqualified, unfunded, deferred compensation arrangement.

13.1.3. References to Laws. Any reference in the Plan Statement to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation.

13.2. Effect on Other Plans. This Plan Statement shall not alter, enlarge or diminish any person’s rights or obligations under any other benefit plan for members of the Board of Directors.

13.3. Disqualification. Notwithstanding any other provision of the Plan Statement or any election or designation made under the Plan, any potential Beneficiary who feloniously and intentionally kills a Participant shall be deemed for all purposes of the Plan and all elections and designations made under the Plan to have died before such Participant. A final judgment of conviction of felonious and intentional killing is conclusive for this purpose. In the absence of a conviction of felonious and intentional killing, the Committee shall determine whether the killing was felonious and intentional for this purpose.

13.4. Rules of Document Construction.

(a)	Whenever appropriate, words used herein in the singular may be read in the plural, or words used herein in the plural may be read in the singular; the masculine may include the feminine; and the words “hereof,” “herein” or “hereunder” or other similar compounds of the word “here” shall mean and refer to the entire Plan Statement and not to any particular paragraph or Section of the Plan Statement unless the context clearly indicates to the contrary.

(b)	The titles given to the various Sections of the Plan Statement are inserted for convenience of reference only and are not part of the Plan Statement, and they shall not be considered in determining the purpose, meaning or intent of any provision hereof.

(c)	Notwithstanding any thing apparently to the contrary contained in the Plan Statement, the Plan Statement shall be construed and administered to prevent the duplication of benefits provided under the Plan and any other plan maintained in whole or in part by UnitedHealth Group.

13.5. Choice of Law. This instrument has been executed and delivered in the State of Minnesota and has been drawn in conformity to the laws of that State and shall be construed and enforced in accordance with the laws of the State of Minnesota.

13.6. Section 409A. It is intended that any amounts payable under this Plan shall comply with Section 409A of the Code (including Treasury Regulations and other published guidance related thereto) so as not to subject Participants to payment of any additional tax, penalty, or interest imposed under Section 409A of the Code. The

Plan shall be construed in a manner to give effect to such intention. In no event whatsoever shall UnitedHealth Group and/or any of its affiliates be liable for any tax, interest or penalties that may be imposed on any Participant (or any Participant’s estate) under Section 409A of the Code. Neither UnitedHealth Group and/or any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant (or any Participant’s estate) harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto